EXHIBIT 2.2

ACQUISITION AGREEMENT

THIS AGREEMENT, dated as of , 2002, is between H and N, LLC ("H&N") with offices at 2630 Old Columbia River Rd., Hood River, OR 97031 and Rocky Mountain Energy Corporation ("Rocky Mountain") with offices at 333 North Sam Houston Parkway East, Suite 910, Houston, Texas 77060.

Subject to the terms and conditions of this Acquisition Agreement, Rocky Mountain desires to acquire H&N's interest in Stratus Energy, LLC, a Limited Liability Corporation duly organized and existing pursuant to the laws of the State of Arkansas (hereafter "Stratus"). The parties intend for this Agreement to represent the terms and conditions of a tax-free exchange if possible. However, neither party is seeking tax counsel or legal or accounting opinions on whether the transaction qualifies for tax-free treatment. As part of this transaction, H&N shall assign, transfer and convey to Rocky Mountain and Rocky Mountain desires to acquire from H&N all of H&N's right, title and interest in Stratus as of 7:00 A.M. local time, December 1, 2002 (the "Effective Time"), all of the foregoing properties, rights and interests being hereinafter sometimes called the "Interests," and H&N represents that to the best of H&N's knowledge, the leases, interests and assets set forth in Exhibits "A" constitute all of Stratus' leases, interests and assets.

THEREFORE, In consideration of the above recitals and of the covenants and agreements herein contained, H&N and Rocky Mountain agree as follows:

1. ACQUISITION AND PURCHASE: Subject to and upon all of the terms and conditions hereinafter set forth, H&N Members shall assign, transfer, and deliver to Rocky Mountain, H&N's interest in Stratus Energy LLC.

2. ACQUISITION PRICE: The acquisition price for the Interests shall be 1,000,000 free trading shares of Rocky Mountain Energy Common stock duly registered and marketable on a common exchange like the NASDAQ Over the Counter Bulletin Board absent legend restricting their transfer.

3. H&N REPRESENTATIONS AND WARRANTIES: H&N represents and warrants to that as of the Effective Date and the date H&N executes this Agreement that to the best of H&N's knowledge and absent H&N's ordinary negligence in deriving same:

(a) Stratus is duly qualified to carry on its business in the state where the Interests are located, and has all requisite power and authority to enter into and perform this Agreement.

(b) H&N believes it has taken all necessary actions pursuant to Stratus' Regulations, Articles of Incorporation, By-laws and other governing documents to fully authorize it to consummate the transaction contemplated by this Agreement.

(c) This Agreement and the consummation of the transactions contemplated by this Agreement will not violate, constitute a default under, or be in conflict with (i) any provision of H&N's Regulations, Articles of Incorporation or Bylaws, (ii) any material contract, agreement or instrument to which H&N is a party or by which H&N is bound or, (iii) any judgment, decree, order, statute, rule, permit or regulation applicable to H&N.

(d) The execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of H&N. This Agreement has been duly executed and delivered on behalf of H&N and at Closing all documents and instruments required hereunder to be executed and delivered by H&N shall have been duly executed and delivered. This Agreement and such documents and instruments will constitute legal, valid and binding obligations of H&N, enforceable against H&N in accordance with their terms, subject, however, to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors, and to general principles of equity.

(e) H&N MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY AND THE IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, REGARDING ITS INTEREST IN STRATUS OR THE ASSETS OF STRATUS, INCLUDING BUT NOT LIMITED TO, STRATUS' PROPERTIES, FIXTURES, FACILITIES, EQUIPMENT, IMPROVEMENTS, MATERIALS AND OTHER REAL OR PERSONAL PROPERTIES LOCATED ON OR INCLUDED IN THE ASSETS OF STRATUS AS THE ASSETS OF STRATUS WHICH ATTACH TO THE INTEREST TO BE ACQUIRED BY ROCKY MOUNTAIN ARE TO BE TRANSFERRED ON AN "AS IS, WHERE IS" BASIS AND CONDITION.

(f) To the best of H&N's knowledge, all ad valorem, property and similar taxes and assessments based on or measured by the ownership of the Assets or the production of hydrocarbons or the receipt of proceeds there from on account of the Assets for all years prior to 2001 have been properly paid.

(g) To the best of H&N's knowledge, there are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or to the best of H&N's knowledge threatened against H&N or Stratus.

(h) The the best of H&N's knowledge, no suit, action or other proceeding (including, without limitation, tax, environmental or development demands proceedings) is pending against H&N or Stratus which might result in impairment or loss of title to any of H&N's interest in Stratus or the value thereof. H&N shall promptly notify Rocky Mountain of any such written notification of proceedings that arise or threaten to arise prior to Closing hereunder.

(i) To the best of H&N's knowledge, there exists no adverse claim or claimed default (or any event which, with the giving of notice or the passage of time, or both, would constitute a default) under (i) any of the Subject Agreements or (ii) any order, writ, injunction or decree of any court, commission or administrative agency affecting H&N or any of H&N's interest in Stratus. H&N shall promptly notify Rocky Mountain of any notice hereafter received by H&N of any such claim or default against Stratus or H&N and the occurrence of any such event of which H&N becomes aware prior to Closing.

(j) To the best of H&N's knowledge, there are no unpaid bills or past due charges for any labor or materials incurred by or on behalf of H&N or Stratus incident to the exploration, development or operation of Stratus' assets which could be the basis for the existence or the filing of any claims against the Assets or any part thereof.

(k) To the best of H&N's knowledge, both H&N's and Stratus' assets have been operated in compliance in all material respects with all valid laws, rules, regulations, ordinances and orders of governmental authorities having jurisdiction (including environmental laws) and in compliance in all material respects with all permits, approvals, contracts and agreements relating to said assets.

(l) To the best of H&N's knowledge, none of the assets of H&N or Stratus are subject to any preferential rights to purchase or restrictions on assignment that would be applicable to the transactions contemplated hereby, or which have not already expired.

(m) To the best of H&N's knowledge, there are no approvals, consents or filings required to be made or obtained to an assignment or transfer of any of the assets of H&N.

(n) To the best of H&N's knowledge, there are no operations involving any of the assets of H&N or Stratus to which H&N or Stratus has become a non-consenting party.

(o) To the best of H&N's knowledge there are no prepayments, advance payments, take-or-pay payments or similar payments requiring the delivery of gas from the assets of H&N or Stratus without then or thereafter receiving payment at current prices.

(p) To the best of H&N's knowledge, all of the Subject Properties belonging to Stratus have been drilled and completed within the boundaries of the Subject Lease or within the limits otherwise permitted by contract, pooling or unit agreement, and by law; and all drilling and completion of the Subject Properties and all development and operations on the Subject Lease have been conducted in all material respects in compliance with all applicable laws, ordinances, rules, regulations and permits, and judgments, orders and decrees of any court or governmental body or agency, except failures which individually and in the aggregate would not have a material adverse effect on the use, value or operation of the Assets.

(r) On the Closing Date, no mortgage lien, security interest or similar lien created by H&N will exist with respect to the assets of Stratus.

(s) H&N DOES NOT WARRANT, EITHER EXPRESSLY OR IMPLIEDLY, THE RESERVOIR PERFORMANCE OR THE MERCHANTABILITY, SUITABILITY, CONDITION OR FITNESS FOR ANY PARTICULAR PURPOSE OR USE OF ANY OF STRATUS' AFORESAID LEASEHOLD EQUIPMENT, MATERIAL, REAL OR PERSONAL PROPERTIES, ANY SUCH WARRANTY BEING EXPRESSLY DENIED BY H&N. ROCKY MOUNTAIN, BY ACCEPTANCE OF THIS AGREEMENT, HEREBY AGREES TO ACCEPT THE SAME "WHERE IS, AS IS" AND WITH ALL FAULTS OR DEFECTS, IF ANY, IN THEIR PRESENT CONDITION AND STATE OF REPAIR. ROCKY MOUNTAIN EXPRESSLY WAIVES ALL OF THE EXPRESS AND IMPLIED WARRANTIES PROVIDED BY NEW MEXICO LAW, INCLUDING PARTICULARLY (BUT NOT LIMITED TO) (1) THE WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; (2) THE WARRANTY AGAINST REDHIBITORY VICES AND (3) ANY RIGHT TO CLAIM RESCISSION OR REDUCTION IN THE ACQUISITION PRICE ON ACCOUNT OF ANY DEFECT OR CONDITION OF THE AFORESAID LEASEHOLD EQUIPMENT, MATERIAL OR PERSONAL PROPERTY WHICH MAY NOW OR HEREAFTER EXIST, WHETHER KNOWN OR UNKNOWN ON THIS DATE.

4. Rocky Mountain's Representations AND WARRANTIES

Rocky Mountain represents and warrants to and with H&N that:

(a) Rocky Mountain is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and Rocky Mountain is duly qualified to carry on its business in the state in which Stratus' assets lie.

(b) Rocky Mountain has all requisite power and authority to carry on its business as presently conducted; to enter into this Agreement; to acquire H&N's interest in Stratus on the terms described in this Agreement and to perform its obligations hereunder.Rocky Mountain has not publicized this transaction through any press releases or other devises, and will refrain from doing so prior to Closing.

(c) This Agreement and the consummation of the transactions contemplated by this Agreement will not violate, constitute a default under, or be in conflict with, (i) any provision of Rocky Mountain's Articles of Incorporation or Bylaws, (ii) any material contract, agreement or instrument to which Rocky Mountain is a party or by which Rocky Mountain is bound, or (iii) any judgment, decree, order, statute, rule or regulation applicable to Rocky Mountain.

(d) The execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of Rocky Mountain. This Agreement has been duly executed and delivered on behalf of Rocky Mountain and at Closing all documents and instruments required hereunder to be executed and delivered by Rocky Mountain shall have been duly executed and delivered. This Agreement and such documents and instruments will constitute legal, valid and binding obligations of Rocky Mountain, enforceable against Rocky Mountain in accordance with their terms, subject, however, to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors, and to general principles of equity.

(e) Rocky Mountain is now, and hereafter shall continue to be, qualified to own State oil, gas and mineral leases in the States of New Mexico and Colorado and with all other applicable regulatory bodies.

(f) Rocky Mountain is acquiring H&N's interest in Stratus for Rocky Mountain's own account or investment, and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, and shall not resell any or all of the Assets except in compliance with all applicable securities laws.

5. Obligations of H&N and Rocky Mountain

(a) At the Closing, Rocky Mountain shall expressly assume and agree to be bound by the Contracts insofar as its capacity as a Member of Stratus and insofar as they relate to periods of time from and after the Effective Date and will protect, indemnify and hold H&N harmless from and against any claims or demands arising out of the failure of Rocky Mountain to do so.

(b) Rocky Mountain assumes full responsibility for, and agrees to protect, indemnify, defend and hold H&N, its agents, directors, officers, shareholders and employees, free and harmless from and against all loss, liability, claims, fines, expenses, costs (including attorney's fees and expenses) and causes of action caused by or arising out of any federal, state or local laws, rules, orders and regulations applicable to any waste material or hazardous substances on or included with the Assets or the presence, disposal, release or threatened release of all waste material or hazardous substance from the Assets into the atmosphere or into or upon land or any water course or body of water, including ground water (collectively, "Environmental Liabilities"), whether or not attributable to H&N's activities or the activities of H&N's agents, directors, officers, shareholders and employees, or to the activities of third parties (regardless of whether or not H&N was or is aware of such activities) prior to, during or after the period of H&N's ownership of the Assets. This indemnification and assumption shall apply to liability for voluntary environmental response actions undertaken pursuant either to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C.A. ss 9601, et seq.), as from time to time amended or revised, or to any other federal, state or local law.

(c) Rocky Mountain agrees to comply with all laws and governmental regulations with respect to abandonment of wells and/or abandonment of the leasehold property including, where applicable, the plugging of wells, the compliance with law or rules regarding inactive or unplugged wells, including bonding requirements and restoration as specified in the Subject Lease. Rocky Mountain agrees to protect, defend, indemnify and hold H&N, its agents, directors, officers, shareholders and employees, free and harmless from and against any and all costs, expenses, claims, demands and causes of action of every kind and character arising out of, incident to, or in connection with the abandonment of wells and/or abandonment of and proper disposition of any leasehold property, including, without limitation, the leases, any structures, materials, land, wells, casing, leasehold equipment and other personal property, plugging requirements or exceptions thereto, including bonding requirements, regardless of whether the liability therefore is based upon some alleged act or omission of H&N, or of the Rocky Mountain, or of some other party.

(d) If monies are received by either party hereto which, under the terms of this Article, belong to the other party, the same shall immediately be paid over to the proper party. If an invoice or other evidence of an obligation is received which is applicable to periods both prior to and after the Effective Date and is, thus, under the terms of the preceding paragraphs, partially the obligation of H&N and partially the obligation of Rocky Mountain, then the parties shall consult with each other and each shall promptly pay its portion of such obligation to the obligee. In the event any action of any sort should arise from this agreement, and Rocky Mountain is entitled to receive monies from such an action, Rocky Mountain shall limit such amounts to an amount equal to what H&N has realized in net from the sale of the stock associated with this transaction.

(e) H&N and Rocky Mountain shall each bear their own costs and expenses, including, but not limited to, attorney's fees incurred in connection with the transactions contemplated in this Agreement.

(f) The sale H&N's interest in Stratus shall be subject to, and Rocky Mountain shall assume, pay for and perform, the duties, liabilities and obligations relating to H&N's interests in Stratus, including, but not limited to, all applicable and validly recorded and unrecorded agreements, contracts and instruments (including, but not limited to, royalties, overriding royalty interests, production payments, net profits interest, carried working interest or similar burdens), from and after the Effective Date.

6. Environmental Conditions

(a) The Assets which have been identified herein and are the subject of this Agreement have been utilized by Stratus and its predecessors-in-title for the purpose of exploration, development and production of oil and gas. H&N has no knowledge, regarding any substantial quantity of crude oil and produced water which may have been spilled or disposed of onsite and the locations thereof, including pit closures, burial, land farming, land spreading and underground injection. Rocky Mountain acknowledges that there may have been spills of these materials in the past onto the assets of Stratus described herein. In addition, some oil field production equipment may contain asbestos and/or Naturally Occurring Radioactive Material ("NORM"). In this regard, Rocky Mountain expressly understands that NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms, and that said wells, material and equipment located on the property described herein may contain NORM and that NORM-containing material may be buried or otherwise disposed of on the Assets. Rocky Mountain also expressly understands that special procedures may be required for the removal and disposal of asbestos and NORM from the equipment and Assets where it may be found and Rocky Mountain agrees to assume all liability for such asbestos and NORM and for use of appropriate procedures and activities required to handle and dispose of same.

(b) SUBJECT TO THE FOREGOING AND EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT, ROCKY MOUNTAIN UNDERSTANDS AND AGREES THAT THIS SALE IS MADE ON AN "WHERE IS, AS IS" BASIS AND ROCKY MOUNTAIN RELEASES H&N FROM ANY LIABILITY WITH RESPECT THERETO WHETHER OR NOT CAUSED BY OR ATTRIBUTABLE TO H&N'S NEGLIGENCE EXCEPT AS OTHERWISE EXPRESSLY AGREED UPON IN WRITING BY H&N AS PROVIDED HEREIN.

(c) From and after the Closing Date, Rocky Mountain shall dispose of or discharge any waste from Stratus' assets (including, but not limited to, produced water, drilling fluids and other associated wastes) in accordance with applicable federal, state or local regulations. When and if any lease, an interest in which has been conveyed and assigned hereunder, is terminated, Rocky Mountain shall take at its sole expense whatever remedial action on the Assets is necessary to meet any federal, state or local requirements directed at protecting human health and the environment in effect at that time.

(d) Rocky Mountain, its successors and assigns, hereby agree to protect, indemnify, defend and hold H&N, its agents, directors, officers, shareholders and employees, free and harmless from and against all claims, demands and causes of action, including any civil fines, penalties, costs of clean-up or plugging liabilities for any and all wells, brought by any and all persons, including (without limitation) Rocky Mountain's agents, directors, officers, shareholders and employees and also including (without limitation) any private citizens, persons, organizations and any agency, branch or representative of federal, state or local government, on account of any personal injury or death or damage, destruction or loss of property, contamination of natural resources (including soil, surface water or ground water) resulting from or arising out of any liability caused by or connected with the presence, disposal or release of any material of any kind, including, without limitation, asbestos and/or NORM, in, under or on the Assets at the time the Assets are conveyed and assigned to Rocky Mountain, or thereafter caused by acts of Rocky Mountain, its agents, directors, officers, shareholders and employees, with regard to its use of the described Assets subsequent to the conveyance and assignment of the described Assets pursuant to this Agreement without regard to whether such liability, injury, death, damage, destruction, loss or contamination is caused in whole or in part by any claimed negligence, active or passive, on the part of H&N or other indemnified party. This indemnification shall be in addition to any other indemnity provisions contained in this Agreement.

7. CONDITIONS OF CLOSING BY ROCKY MOUNTAIN: The obligation of Rocky Mountain to close is subject to the satisfaction of the following conditions:

(a) That all representations and warranties of H&N contained in this Agreement shall be true and correct in all material respects at and as of Closing as if such representations and warranties were made at and as of Closing;

(b) Rocky Mountain shall have received H&N's assurance that (i) the consummation of the transaction contemplated hereby will not violate the provisions of H&N's corporate charter and by-laws or any agreement, instrument, order, judgment or law by which it is bound, and (ii) all title documents delivered hereunder are validly executed on behalf of H&N.

(c) H&N shall have obtained and delivered to Rocky Mountain (i) all prerequisite waivers of preferential rights of purchase, and (ii) all necessary consents for transfer of H&N's interest in Stratus, except those which by their nature cannot be requested or obtained until after Closing.

(d) That all representations and warranties of H&N contained in this Agreement shall be true and correct in all material respects at and as of Closing as if such representations and warranties were made at and as of Closing;

(e) H&N shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed or satisfied by Rocky Mountain at or prior to Closing; and

(f) At the Closing Date, no suit, action or other proceeding shall be pending or threatened in which it is sought to restrain or prohibit the performance of or to obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby.

(g) Since the date of this Agreement, there shall have been no material adverse change in Stratus or H&N's interest therein, the condition of Stratus' assets, except depreciation of personal property through ordinary wear and tear, depletion resulting from production and economic, political or legal changes affecting the oil and gas industry in general; provided, however, that no change in the conditions of Stratus' assets shall be deemed material unless the aggregate value thereof exceeds five (5%) of the Acquisition Price

8. CONDITIONS OF CLOSING BY H&N: The obligation of H&N to close is subject to:

(a) H&N receiving evidence satisfactory to H&N that Rocky Mountain has all requisite corporate, partnership or other power and authority to acquire the Interests on the terms described in this Agreement and to perform its other obligations hereunder and that all corporate, partnership and/or other prerequisites of whatsoever nature have been fulfilled.

(b) That H&N shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed or satisfied by H&N at or prior to Closing;

(c) At the Closing Date, no suit, action or other proceeding shall be pending or threatened in which it is sought to restrain or prohibit the performance of or to obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby.

9. CLOSING: The Closing shall be held on or before December 5, 2002, at 10:00 A.M., at the offices of H&N or at such other place as H&N and Rocky Mountain may mutually agree in writing. At Closing the following will occur:

(a) H&N and Rocky Mountain shall execute, acknowledge and deliver an Assignment and Bill of Sale.

(b) Rocky Mountain shall deliver a certificate for 1,000,000 shares of Common stock as provided herein, which will be issued by Securities Transfer Corporation, the Company transfer agent.

(c) H&N and Rocky Mountain shall execute any necessary forms required by governmental agencies for the transfer of the Interests and Rocky Mountain shall file same immediately following Closing.

(d) H&N shall (subject to the terms of any applicable agreements and to the other provisions hereof) deliver to Rocky Mountain exclusive possession of its interest in Stratus effective as of the Effective Time.

10. RESERVATIONS AND EXCEPTIONS: Acquisition of H&N's interest in Stratus is made subject to all reservations, exceptions, limitations, contracts and other burdens or instruments which are of record or of which Rocky Mountain has actual or constructive notice, including any matter included or referenced in the materials made available by H&N and/or Stratus to Rocky Mountain.

11. BROKER'S FEE: H&N represents and warrants to Rocky Mountain that H&N has incurred no liability, contingent or otherwise, for broker's or finder's fees in respect of this Agreement or the transactions contemplated hereby for which Rocky Mountain shall have any responsibility whatsoever; and Rocky Mountain represents and warrants to H&N that Rocky Mountain has incurred no fees in respect of this Agreement or the transactions contemplated hereby for which H&N shall have any responsibility whatsoever.

12. NOTICES: All communications required or permitted under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been fully made if actually delivered, or if mailed by registered or certified mail, postage prepaid, to the address as set forth below:

H&N

H and N, LLC

2630 Old Columbia River Rd

Hood River, OR 97031

Attn: Peter Shames

ROCKY MOUNTAIN

Rocky Mountain Energy Corporation

333 N. Sam Houston Parkway East, Suite 910

Houston, Texas 77060

Attn: John N. Ehrman

13. FURTHER ASSURANCE: After Closing each of the parties shall execute, acknowledge and deliver to the other such further instruments, and take such other actions as may be reasonably necessary to carry out the provisions of this Agreement. H&N shall have no responsibility or liability for the proper distribution of proceeds from and after the Effective Time.

14. ENTIRE AGREEMENT: This Instrument states the entire agreement between the parties and may be supplemented, altered, amended, modified or revoked by writing only, signed by both parties.

15. SURVIVAL: The representations, warranties and agreements contained in this Acquisition Agreement and in any certificate or other instrument delivered by or on behalf of either party pursuant to this Acquisition Agreement shall survive the Closing and shall be unaffected by any investigation made by the other party.

16. HEADINGS: The headings are for guidance only and shall have no significance in the interpretations of this Agreement.

17. GOVERNING LAW: THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OREGON. THE OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OREGON AND THE PARTIES AGREE THAT ANY LITIGATION RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT MUST BE BROUGHT BEFORE AND DETERMINED BY A COURT OF COMPETENT JURISDICTION WITHIN THE STATE OF OREGON.

Signed and Acknowledged this 26th Day of November 2002

("H&N"): ("ROCKY MOUNTAIN"):

H and N, LLC ROCKY MOUNTAIN ENERGY CORP

By: By:

Howard W. Houston, Jr., Managing Member John N. Ehrman, President

STATE OF OREGON )

)

COUNTY OF HOOD RIVER )

BEFORE ME, the undersigned authority, on this day personally appeared Howard W. Houston Jr. known to be the person whose name is subscribed to in the foregoing instrument, and known to me to be the Agent and Attorney in Fact for H and N, LLC, and acknowledged to me that he executed said instrument for the purposes and consideration therein express, and as the act of said limited liability corporation.

GIVEN UNDER MY HAND AND SEAL OF OFFICE, this _______ day of 2002.

Notary Public, State of Oregon

STATE OF TEXAS )

)

COUNTY OF HARRIS )

BEFORE ME, the undersigned authority, on this day personally appeared John N. Ehrman, known to me to be the person whose name is subscribed to in the foregoing instrument, and known to me to the President of Rocky Mountain Energy Corporation, a Nevada corporation, and acknowledged to me that he executed said instrument for the purposes and consideration therein express, and as the act of said corporation.

GIVEN UNDER MY HAND AND SEAL OF OFFICE, this _______ day of 2002.

Notary Public, State of Texas

Exhibit A

Inventory of Leases Owned by Stratus Energy LLC

Lease #	Acres	Township	Range	Section
1	746.37	35S	61W	7	Lot 2, SE/4NW/4, W/2NE/4
17	Lots 5, 6, 7, 8
18	Lots 1-8
2	2,302.80	34S	62W	15	S/2SW/4
26	S/2
22	W/2,S/2NE/4
27	W/2,S/2NE/4
35	ALL
33	E of Maxwell grant Lots 1-7
34	W/2
3	641.04	35S	61W	4	E/2SE, SENE, SESW, Lots 1&2
5	SE
8	E/2NE, SWNE
9	W/2NW, SENW
4	315.80	35S	62W	16	NE/4, Lots 1-8
5	329.27	34S	63W	9	NE/4, Lots 3,4
10	Lots 1,2,3,4
6	409.00	35S	61W	8	SE/4SW/4, SW/4SE/4
17	Lots 1,2,3,4,5,6,7,8
7	161.97	35S	61W	5	SW/4 NW/4
35S	61W	6	SE/4 NE/4
8	211.99	35S	62W	3	SESW
10	NENW
15	N/2NW, SWNW, Lot 4
9	561.25	35S	61W	17	Lots 1,4,5,8
18	Lots 1-8
10	409.00	35S	61W	8	SE/4SW/4, SW/4SE/4
17	Lots 1-8
11	146.32	33S	64W	18	Lots 3,4
19	Lots 1,2
12	1,566.37	32S	64W	32	W/2 NE4
33S	64W	5	Lots 2,3,4, ETC.
7	S/2NE/4,SE/4
8	S/2NW4,N/2SW/4, NE/4,N/2SE/4,SW/SE/4
9	SW/4NW/4, SW/4, SW/4SE/4
18	N/2NE/4
13	1,352.74	32N	25E	22	SE/4, SE/4SW/4, Lot 3
23	SW/4SW/4
26	W/2NW/4,SE/4NW/4.SE/4, SW/4
27	SE/4,NE/4, NE/4NW/4
35	N/2NW/4, E/2SW/4, SE/4NW/4, W/2NE/4
14	4,740.00	New Mexico Land Grant	Metes & Bounds
15	640.00	31N	25E	16	All
16	280.00	31N	24E	10	M&B

Mineral Deeds
A	Apx 939	33S	64W	5	S/2SW/4
6	All
7	Lots 1, 2, 3, 4, N/2NE/4,E/2NW/4, E/2NW/4 (less 6.43 acres tract)
8	N/2NW/4
18	Lots 1, 2, E/2NW/4
33S	65W	1	E/2SE/4, NE/4NW/4, W/2NW/4, NW/4SW/4
11	NE/4, E/2SE/4
12	NE/4NW/4, NE/4NE/4, SW/4NE/4, SW/4NW/4, N/2SE/4NE/4, SE/4NW/4, SE/4
B	Apx 715	33S	65W	12	S/2SE/4NE/4
32S	64W	7	S/2SE/4
8	W/2SW/4
17	All